As filed with the Securities and Exchange Commission on ________, 2003

                                                     Registration No. 333-______

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549
                                 --------------
                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                 ---------------

                                 SINOPHARM INC.
             (Exact name of Registrant as specified in its charter)

              Nevada                        2834                     98-0396540
              ------                        ----                     ----------
(State or other jurisdiction of  (Primary Standard Industrial      (IRS Employer
 incorporation or organization)   Classification Number)  Identification Number)

                              152-11782 River Road
                         Richmond, B.C., Canada V6X 1Z7
                                 (604) 303-9180
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                                 ---------------

                                 Mahmoud S. Aziz
                                 SinoPharm Inc.
                              152-11782 River Road
                         Richmond, B.C., Canada V6X 1Z7
                                 (604) 303-9180
                               FAX (604) 303-9170
            (Name, address, including zip code, and telephone number,
              including area code, of agent for service of service)
                                 ---------------



Approximate  date of  commencement of proposed sale of the securities to public:
From time to time after the Registration Statement becomes effective as determined by market conditions and the needs of the Selling Shareholders. If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/
                                 ---------------

                         CALCULATION OF REGISTRATION FEE
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
 Title of Each Class of Security to     Amount to be        Offering Price     Proposed Maximum Aggregate       Amount of
           be Registered                 Registered                                  Offering Price         Registration Fee
------------------------------------- ------------------ --------------------- ---------------------------- ------------------
Common Stock, $.001 par value         3,000,000 shares          $1.00                  $3,000,000                 $243
------------------------------------- ------------------ --------------------- ---------------------------- ------------------


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                 SINOPHARM INC.

                        3,000,000 Shares of Common Stock

         This prospectus relates to the offer and sale of up to 3,000,000 shares of common stock, $0.001 par value of SinoPharm Inc. We are selling the Shares on a self-underwritten, no minimum basis for a period of 180 days from the effective date of the prospectus, being the date appearing below. Our officers, on a "best efforts" basis, are selling the offering. There is no minimum purchase requirement. We will not use an underwriter or securities dealer and there are no arrangements to place any funds in escrow, trust or similar account with regard to this offering. No commissions are intended. However, we reserve the right to enter into appropriate underwriting or brokerage contracts if warranted.

         Our common stock is not currently listed or quoted on any quotation medium. There can be no assurance that our common stock will ever be quoted on any quotation medium or that any trading market for our common stock will ever develop.



         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.





                  SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A
                 DISCUSSION OF ALL MATERIAL RISKS RELATED TO AN
                         INVESTMENT IN OUR COMMON STOCK.




     The date of this prospectus is ________, 2003.

                                Table of Contents

                                                                                                             Page



PROSPECTUS SUMMARY...............................................................................................1

RISK FACTORS AND INVESTMENT CONSIDERATIONS.......................................................................4

USE OF PROCEEDS.................................................................................................13

DETERMINATION OF OFFERING PRICE.................................................................................15

PLAN OF DISTRIBUTION............................................................................................15

LEGAL PROCEEDINGS...............................................................................................16

MANAGEMENT......................................................................................................16

DESCRIPTION OF SECURITIES.......................................................................................22

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS..................................................................23

BUSINESS........................................................................................................25

MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS..................................................34

DESCRIPTION OF PROPERTY.........................................................................................36

MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS...........................................................36

EXPERTS.........................................................................................................37

                               PROSPECTUS SUMMARY

         The following is a summary of the offering. The shares offered hereby are speculative and involve a high degree of risk. Each prospective investor should carefully review the entire prospectus, the financial statements and all exhibits and documents referred to therein. See "Risk Factors."

                                 SinoPharm Inc.
         Our common stock is not listed on any recognized exchange or quoted on any quotation medium. There are no plans, proposals, arrangements or understandings with any persons concerning the development of a trading market in our common stock.

         Unless the context otherwise requires "we," "our," "us," or the "Company," refers to SinoPharm Inc., a Nevada corporation. Our wholly owned subsidiary is Sino Pharmaceuticals Corporation, a British Columbia, Canada corporation. Our principal executive offices are located at 152-11782 River Road, Richmond, B.C., Canada V6X 1Z7, and our telephone number is (604) 303-9180.

Summary of Our Business

         Prior to the acquisition we had no assets or business operations. We are a research-based pharmaceuticals company specializing in the development and production of current generation generic pharmaceuticals and in the research, development and commercialization of novel, patentable pharmaceuticals, covering the cardiovascular, oncology and diabetes therapeutic areas.

Summary of the Offering

Securities Offered........................................   3,000,000 shares of common stock.

Capital Stock Outstanding
     Common stock outstanding prior to offering...........   2,000,000 shares (1)
     Common stock outstanding after offering..............   5,000,000 shares (2)

Use of Proceeds...........................................   SinoPharm  will  receive the  proceeds of the proposed
                                                             sale of up to  3,000,000  shares of its  common  stock
                                                             at the  rate of $1.00  per  share.  SinoPharm  intends
                                                             to    use    $278,000    to    fund    bioequivalence,
                                                             bioavailability,   and   validation   studies  on  its
                                                             pharmaceutical   products.    SinoPharm   intends   to
                                                             utilize  the  balance  of  any  proceeds  for  working
                                                             capital.  See "Use of Proceeds."

Plan of Distribution......................................   The shares  offered  hereby will be sold by  SinoPharm
                                                             at a rate of $1.00 per share.

Risk Factors..............................................   An  investment  in our  common  stock  involves a high
                                                             degree of risk.  See "Risk Factors."

--------------------

(1) Indicates shares of common stock outstanding as of the date of this prospectus.
(2) Indicates shares of common stock outstanding assuming SinoPharm successfully sells all of the proposed3,000,000 shares.

                             Summary Financial Data

         The following table summarizes certain of our selected financial data. Each prospective investor should carefully review the more detailed financial statements contained elsewhere in this prospectus. The summary financial information contained in the following table is derived from and should be read in conjunction with our audited and unaudited financial statements and the notes thereto appearing elsewhere in this prospectus. See "Business" and our Consolidated Financial Statements.

                                 SinoPharm Inc.
                   (Formerly Sino Pharmaceuticals Corporation)

                                                      For the Year Ended                 For the Nine Months Ended
                                                         December 31,                            September 30,
                                            ---------------------------------------    ------------------------------
                                                  2002                  2001                    2003
                                            -----------------     -----------------    -----------------------    ---
Statement of                                                                                    (Unaudited)
Operation Data:                                  Actual                Actual                  Actual
                                            -----------------     -----------------    -----------------------    ---
Net Sales                                   $507,031              $34,875              $327,618
Cost of Goods sold                           413,680               27,821               297,486
Operating Expense                            140,357               45,147                90,618
Operating Income (loss)                      (47,006)             (38,093)              (60,486)
Other Income (expense)                        (8,717)                 (32)               (9,250)
Net  Income   Attributable   to  Common      (55,723)             (38,125)              (69,736)
Stockholders

Basic & Diluted
Income (Loss) per Share                       $(0.04)              $(0.03)               $(0.04)
Weighted Average Number                    1,490,000             1,490,000            1,897,166
    of Shares Outstanding



                                               (In thousands)
                                             Nine Months Ended
                                             September 30, 2003
                                                (Unaudited)
Balance Sheet Data                                 Actual
-------------------------------------    ---------------------------
Working Capital                          (322,972)
Total Assets                              223,980
Short-term Debt                           425,301
Long-term Debt                                  0
Total Stockholders' Equity               (201,321)

                                  RISK FACTORS

         Investment in our common stock involves a number of risks. The following material factors should be carefully considered by anyone purchasing shares of our common stock. Any of the following risks would adversely effect our business, financial condition and results of operation.

The potential risks of political, social or economic instability in the People's Republic of China could adversely affect our ability to carry on or expand our business.

Our products have all been originally developed in China, and have been licensed to us for development in North America. Consequently, an investment in our common stock may be adversely affected by the political, social and economic environment in China. Under its current leadership, China had been pursuing economic reform policies, including the encouragement of private economic activity and greater economic decentralization. There can be no assurance, however, that the Chinese government will continue to pursue such policies, that such policies will be successful if pursued, or that such policies will not be significantly altered from time to time. Our business and prospects are dependent upon agreements and regulatory approval with various entities controlled by Chinese governmental instrumentalities. Our operations and prospects would be materially and adversely affected by the failure of such governmental entities to honor existing contracts, and, if breached, it might be difficult to enforce these contracts in China. In addition, the legal system of China relating to foreign investments is new and continually evolving, and currently there can be no certainty as to the application of its laws and regulations in particular instances.

Our auditors have expressed substantial doubt about our ability to continue as a going concern which ability is dependent on the net proceeds of this offering.

         CPA's, in their independent auditors' report, has expressed "substantial doubt" as to our ability to continue as a going concern based on significant operating losses we have incurred since inception. Our consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. The going concern qualification is also described in note 1 of the notes to our consolidated financial statements. Without the net proceeds from this offering, our ability to remain in business will be in jeopardy.

We have a limited operating history with limited product revenues and we may never become profitable.

         We are a development stage enterprise that has devoted substantially all our efforts since inception to establishing our business and has generated limited revenues. Our wholly owned subsidiary, Sino Pharmaceuticals Corporation, was incorporated in August 3, 2001. We have had very limited operations and have conducted minimal research. To date, we have generated an accumulated deficit of more than $163,584. For the years ended December 31, 2002 and 2001, we incurred net losses of approximately $(55,723) and $(38,125), respectively and for the nine months ended September 30, 2003, our net loss was $(69,736). In addition, our future operations may not be profitable. We must consider the likelihood of our success relative to the problems, difficulties, complications, and delays frequently encountered in connection with the development and operation of a new business.

         We expect that our operating expenses will increase significantly during the next several years as we:

     o    Develop our products;
     o    Increase our sales and marketing activities; and
     o Increase our general and administrative functions to support our growing operations.

         With increased expenses, we will need to generate significant additional revenues to achieve profitability. We cannot be certain that we will obtain a high enough volume of sales in the future to generate sufficient revenues and achieve profitability.

If we do not obtain adequate financing to fund our future operations and to complete development and licensing of our products, we may not be able to successfully implement our business plan.

         The costs of conducting clinical trials are high. We believe that our existing capital resources, including estimated net proceeds of $3,000,000 from this offering, will satisfy our capital requirements for at least the next 24 months. However, we may need to raise additional funds in the future to:

     o    Continue  our  research   development  efforts;
     o    Obtain regulatory  approvals of our products;  and
     o    Obtain additional patents for our products.

         Although it is difficult to estimate the amount of additional financing we will require, we anticipate that over the next two years we will need approximately $278,000 to complete our current product development. This estimate could increase or the allocations could change if we start a new study for one of our products. Based on our potential rate of cash operating expenditures and our current plans, we anticipate our cash requirements for the next two years may need to come primarily from the proceeds of the continued sale of our Paclitaxel bulk active pharmaceutical ingredient, medaxol, to manufacturers of finished dosage Paclitaxel. We anticipate that our future cash requirements may be fulfilled by improved sales of products, and possibly from the sale of additional equity securities and/or debt financing. However, we cannot assure you that additional financing will be available on terms favorable to us, or at all. If adequate funds are not available or are not available on acceptable terms, our ability to fund our research and development, take advantage of unanticipated opportunities, develop or enhance our products or otherwise respond to competitive pressures would be significantly limited. If we raise additional funds by issuing equity or convertible debt securities, the percentage ownership of our stockholders will be reduced, and these securities may have rights, preferences or privileges senior to those of our stockholders.

Our two biggest customers account for a significant portion of our revenue, and the loss of one or both customers would result in our loss of revenue.

         Our two biggest customers that purchase our bulk active pharmaceutical ingredient, medaxol, for manufacturing finished dosage drugs, account for approximately 70% of our revenue. If we were to lose one or both of these major customers we would lose a significant source of our revenue.

Failure to license most our products could seriously hinder our ability to further develop our products and market them successfully.

         If we do not negotiate acceptable collaborative arrangements for most of our products, we will lack the funds to further develop them. We do not have internal marketing and sales capabilities for most of our products and will need to rely on collaborative partners to further develop, test, market and sell any products that are successfully licensed. Even if we find collaborative partners, we may not be able to completely control the amount and timing of resources our collaborative partners will devote to these activities. We intend to seek collaborative arrangements for our products to help cover the cost of development, but we do not know whether we will be successful. If we cannot find collaborative relationships or other sources of financing we may not be able to continue some of our development programs.

         We do not have the resources, and do not presently intend, to conduct later-stage human clinical trials or to manufacture some of our proposed products. We are therefore seeking larger pharmaceutical company partners to conduct such activities for most or all of our proposed products. In connection with our efforts to secure corporate partners, we may seek to retain certain co-promotional rights to our proposed products. These co-promotional rights will allow us to market our products to selected medical specialists while our corporate partner markets our products to the general medical market. We cannot assure you that we will be able to enter into any partnering arrangements on this or any other basis. In addition, we cannot assure you that we, or our prospective corporate partners, can successfully introduce our proposed products. We also face the risks that our products will be rejected by patients, health care providers or insurance companies, or that our products cannot be manufactured and marketed at prices that would permit us to operate profitably.

Our products are mostly in the development stage and we may not be able to commercialize them.

         We cannot assure you that our research and development activities, not those of any potential partners, will enable us to produce any products able to withstand competition. Our development of each product is subject to the risks of failure commonly experienced in the development of products based upon innovative technologies and the expense and difficulty of obtaining approvals from regulatory agencies. All of our proposed products will require approval by the Food & Drug Administration ("FDA"), or similar agencies in other countries, and our two generic products, Erythropoetin (EPO) and Pravastatin Sodium will require bio-equivalency and bio-availability studies to be conducted, prior to an Abbreviated New Drug Application (ANDA) being filed with the FDA. Further, our TDA 8388 topical antiviral pharmaceutical is in the preclinical or early clinical stage of development and will require significant additional funding for clinical testing before being licensed to a collaborator or submitted to any of the regulatory agencies for clearances for commercial use. We cannot assure you that we will be able to license any technologies or proposed products or to complete successfully any of our research and development activities. Even if we do complete them, we cannot assure you that we will be able to market successfully any of the products or that we will be able to obtain the necessary regulatory approvals or that customers will like our products. We also face the risk that any or all of our products will not work as intended or that they will be toxic, or that, even if they do work and are safe, that our products will be uneconomical to manufacture and market on a large scale. We also face the risk that the rights of other persons or entities will stop us from marketing any of our products or that other persons or entities might develop and market a superior or equivalent product. Due to the extended testing and regulatory review process required before we can obtain marketing clearance, we do not expect to be able to commercialize any therapeutic drug, other than our Paclitaxel bulk active pharmaceutical drug, for at least two years, either directly or through our corporate partners or licensees.

Governmental regulation require significant testing of our products and may impose significant burdens on our business.

         The U.S. Food & Drug Administration ("FDA") and other similar agencies in foreign countries have substantial regulatory requirements for therapeutic products. Such requirements often involve lengthy and detailed laboratory, clinical and post-clinical testing procedures. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As yet, we have not obtained any approvals to market our products. Further, we cannot assure you that the FDA or other regulatory agency will grant us approval for any of our products on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market.

If we do not obtain governmental approvals for our products, we will be unable to market them.

         We will not be able to commercialize our products until we have acceptable bio-equivalency, bio-availability and/or clinical trial results and regulatory approval from the FDA or foreign regulatory authorities. The FDA and other regulatory authorities require that the equivalence of a generic drug be supported by results from adequate laboratory studies and that of an Investigational New Drug (IND), or New Drug (NDA), be supported by well-controlled clinical trials before approval for commercial sale. If the results of the equivalency studies of our generic products do not demonstrate that they are equivalent to the existing, approved, patented version of the drugs, our ANDA application will not be approved by the FDA or similar foreign agencies. Additionally, if the results of clinical trials on our TDA 8388, or other novel drugs, do not demonstrate that they are safe and effective
(specifically, that the results show that the product is statistically significant in altering the course of the disease and has acceptable toxicity), we, or our collaborators, will not be able to submit to the FDA an Investigational New Drug (IND) application or a New Drug Application (NDA) or other relevant applications for pre-market approval. Further, the results of pre-clinical testing and initial clinical trials do not necessarily predict how safe and effective a product will be when it is evaluated in large-scale Phase III clinical trials. It is possible that unacceptable side effects may be discovered at any time. A number of companies have suffered significant setbacks in advanced clinical trials, despite promising results in earlier trials.

         Even if we believe the clinical trials demonstrate the safety and efficacy of a product, the FDA and other regulatory authorities may not accept our assessment of the results. In order to demonstrate the safety and efficacy of the products we may have to conduct additional clinical trials beyond those currently planned. The process of obtaining regulatory clearances or approvals is costly and time-consuming.

We may experience difficulties in the introduction of new products that could result in our having to incur significant unexpected expenses or delay the launch of new products.

         We cannot predict how long our pre-clinical and clinical trials will take or whether they will be successful. The rate of completion of the clinical trials for our products depends on many factors, including obtaining adequate clinical supplies and the rate of patient recruitment. Patient recruitment is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, and the eligibility criteria for patients who may enroll in the trial. We may experience increased costs, program delays, or both, if there are delays in patient enrollment in the clinical trials.

         Our compounds and products are in various stages of development. These development stage products and compounds may not be completed in time to allow production or marketing due to the inherent risks of new product and pharmaceutical development, limitations on financing, competition, loss of key personnel and other factors. Although we may license some of our compounds and products at their current stage of development, we cannot give you any assurance that we will be able to do so. Unanticipated clinical or regulatory obstacles can arise at any time and result in lengthy and costly delays or in a determination that further development is not feasible.

         The development of our products and compounds has taken longer than anticipated and could be additionally delayed. Therefore, there can be no assurance of timely completion and introduction of improved products on a cost-effective basis, or that such products, if introduced, will achieve market acceptance such that, in combination with existing products, they will sustain us or allow us to achieve profitable operations.

Even if we receive regulatory approval to market our products, we may not be able to commercialize it profitably.

         Our profitability will depend on the market's acceptance of our products. The commercial success of our products will depend on whether:

     - they are more effective than alternative treatments;

     - side effects of our products are acceptable to patients and doctors;

     - we produce and sell our products at a profit; and

     - we and our partners market our products effectively.

If we are unable to manufacture our products in sufficient quantities or are unable to obtain regulatory approvals for our manufacturing facility, we may be unable to meet demand for our products and lose potential revenues.

         Completion of clinical trials and commercialization of our product candidates require access to, or development of, facilities to manufacture a sufficient supply of our product candidates. We have no experience manufacturing products in the volumes that will be necessary to support commercial sales. We will need to rely on third party manufacturers to manufacture compounds for preclinical, clinical and commercial purposes. These third party manufacturers must receive FDA approval before they can produce clinical material or commercial product. Our products may be in competition with other products for access to these facilities and may be subject to delays in manufacture if third parties give other products greater priority than ours. In addition, we may not be able to enter into any necessary third-party manufacturing arrangements on acceptable terms.

         Manufacturing of our products for clinical and commercial purposes must comply with the FDA's Current Good Manufacturing Practices requirements, commonly known as CGMP, and foreign regulatory requirements. The CGMP requirements govern quality control and documentation policies and procedures. In complying with CGMP and foreign regulatory requirements, we will be obligated to expend time, money and effort in production, recordkeeping and quality control to assure that the product meets applicable specifications and other requirements. Manufacturing facilities must pass a pre-approval inspection prior to FDA approval. Further, the FDA and foreign regulatory authorities have the authority to perform unannounced periodic inspections of manufacturing facility to ensure compliance with CGMP and foreign regulatory requirements. If such facility were to incur significant damage or destruction, then our ability to have our products manufactured would be significantly hampered. This, in turn, could result in delays in our preclinical testing, clinical trials or commercialization efforts.

We rely on only  one  supplier  for  some of our  manufacturing  materials.  Any
problems   experienced  by  any  such  supplier  could  negatively   affect  our
operations.

         We rely on third party suppliers for some of the materials used in the manufacturing of our products. Some of these materials are available from only one supplier or vendor. Any significant problem that one of our sole source suppliers experiences could result in a delay or interruption in the supply of materials to us until that supplier cures the problem or until we locate an alternative source of supply. Any delay or interruption would likely lead to a delay or interruption in our manufacturing operations, which could negatively affect our operations. We maintain inventories of these items, but we do not have a supply agreement with either manufacturer.

Intense competition from existing and new entities may adversely affect our revenues and profitability.

         Our business is characterized by intensive research efforts. We compete with pharmaceutical companies, many of whom are developing or can be expected to develop products similar to ours. Our competitors include many companies, research institutes and universities that are working in a number of pharmaceutical or biotechnology disciplines to develop therapeutic products similar to those we are currently investigating. Most of these competitors have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than us. In addition, many of our competitors have experience in performing human clinical trials of new or improved therapeutic products and obtaining approvals from the FDA and other regulatory agencies. We have no experience in conducting and managing later-stage clinical testing or in preparing applications necessary to obtain regulatory approvals. Accordingly, it is possible that our competitors may succeed in developing products that are safer or more effective than those that we are developing and may obtain FDA approvals for their products faster than we can. We expect that competition in this field will continue to intensify.

         Many of our competitors are more established than we are, have significantly greater financial, technical, marketing and other resources than we. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with these competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

We may not have any patent protection.

         We have exclusive rights to certain compounds for specified applications that we have obtained from Chinese companies. These rights may not be secured by patents. If we are unable to obtain sufficient protection of our proprietary rights in our products or processes prior to or after obtaining regulatory clearances, our competitors may be able to obtain regulatory clearance and market competing products by demonstrating the equivalency of their products to our products. If they are successful at demonstrating the equivalency between the products, our competitors would not have to conduct the same lengthy clinical tests that we have conducted.

         We also rely on trade secrets and confidential information that we try to protect by entering into confidentiality agreements with other parties. We cannot assure you that any of the confidentiality agreements will be honored, or, if breached, that we would have enough remedies to protect the confidential information. Further, we cannot assure you that our competitors will not independently learn our trade secrets or develop similar or superior technologies. To the extent that our consultants, key employees or others apply technological information independently developed by them or by others to our projects, disputes may arise regarding the proprietary rights to such information.

Our products and the processes we use could expose us to substantial liability.

         In view of the nature of our business, we are subject to the inherent risk of products liability claims in the event that, among other things, the use or ingestion of its products results in injury. Product liability could arise from claims by users of our products or of products manufactured by processes we developed, or from manufacturers or other selling our products, either directly or as a component of other products. We do not have any insurance coverage for these risks at this time. When, and if, we acquire product liability insurance, we cannot give you any assurance that it will be adequate to protect us or that the insurance coverage will continue to be available on reasonable terms.

We have limited personnel resources and we must attract and retain qualified employees to succeed in our business plan.

         We currently have only two paid employees. Other employees with necessary skills have discussed joining SinoPharm upon financing, if and when completed, but may not actually do so. If they do not, we will need to recruit and retain professional and technical staff to ensure that we have the range of skills necessary to operate and maintain our business.

         Current economic conditions make it difficult to attract, compensate and retain qualified employees. We expect to hire additional personnel in all segments of our business and in all of the markets in which we conduct our business. Our success will depend on getting the right people involved in our continued growth and development. Our business could be materially adversely affected if we are not able to attract new, qualified employees, or retain and motivate our existing employees.

We depend on our key management personnel and the loss of their services could harm our business.

         We place substantial reliance upon the efforts and abilities of our executive officers: Mahmoud S. Aziz, our chairman, president and chief executive officer; Jimmy J.F. Jin, chief financial officer; Zahir Popat, vice president of sales; Dr, Radka Milanova, chief scientific officer and vice president of research & development; Garland Denty, vice president of manufacturing; and Jin Yunhua, vice president of China business development. The loss of the services of any of them could have a material adverse effect on our business, operations, revenues or prospects. We presently do not have employment agreements with them. We have no assurance, that they will remain in our employ. We do not maintain and we do not intend to obtain key man like insurance on the lives of these individuals.

We are dependent on relationships with consultants and any early termination of consulting agreements could adversely impact the timing and success of our products.

         We depend upon our relationship with an academic consultant, Dr. Stuart Maddin. Dr. Maddin is currently performing a review and validation of the Phase I through Phase IV studies done for our TDA8388 product. Dr. Maddin will also be responsible for negotiating a licensing agreement for the further testing, FDA approval and marketing of our TDA8388 product. If our relationship with Dr. Maddin is disrupted, our validation program could be adversely affected. We cannot assure you that we would be able to conduct the validation at reasonable cost, or at all.

If we cannot maintain our current collaborative relationships with the Institute of Materia Medica and the NCPC GeneTech Biotechnology Co., our product development would be delayed.

     We rely to a large extent on the Institute of Materia Medica and NCPC GeneTech to support the development of new products. Under the collaboration agreement, the Institute of Materia Medica agreed to provide and license to Sino Pharmaceuticals its existing drugs for product development in North America, which includes preclinical research and development and Phase I clinical trials. Under the Exclusive Licensing Agreement, the NCPC GeneTech agreed to exclusively provide and license to Sino Pharmaceuticals its existing r-EPO bulk active pharmaceutical ingredient (API), for registration and approval as a generic API and, further, its generic formulated drug, for registration and approval as a generic drug, in North America, which requires registration and approval of the Drug Master File (DMF) for the generic API and, conducting bio-equivalency and bio-availability studies and filing an ANDA, for the formulated generic drug. If we decide to continue this development, we would have to fund this development ourselves or obtain funding from other sources. In the event that the Institute of Materia Medica or NCPC GeneTech does not develop or provide their drugs to us, we would have to develop new drugs ourselves.

If we cannot enter into and maintain corporate and academic arrangements, product development could be delayed.

     Our strategy for the research, development and commercialization of some of our product candidates may require us to enter into contractual arrangements with corporate collaborators, academic institutions and others. Our success depends upon our collaborative partners performing their responsibilities under these arrangements. We cannot control the amount and timing of resources our collaborative partners devote to our research and testing programs or product candidates, which can vary because of factors unrelated to such programs or product candidates. These relationships may in some cases be terminated at the discretion of our collaborative partners with only limited notice to us. We may not be able to maintain proposed arrangements or enter into new arrangements or negotiate new arrangements on acceptable terms, if at all. Some of our potential collaborative partners may also be researching competing technologies independently from us to treat the diseases targeted by our collaborative programs.

There is no market for our shares and you may not be able to sell them.

         There has been no trading market for our common stock. Although we intend to apply to list our common stock on the OTC Bulletin Board, there can be no assurance that our application will be granted and there can be no assurance that an active market will develop for our common stock. Therefore, it may be difficult to sell your shares if you should desire or need to sell.

         If we do become listed on the OTC Bulletin Board, we do not know how our common stock will trade. The market price of our common stock may fluctuate significantly due to a number of factors, some of which may be beyond our control, including:

     o the potential absence of securities analysts covering us and distributing research and recommendations about us;
     o changes in earnings estimates by securities analysts or our ability to meet those estimates;
     o the operating results and stock price performance of other comparable companies;
     o    overall stock market fluctuations; and
     o economic conditions generally and in the mortgage industry in particular. Any of these factors could have a significant and adverse impact on the market price of our common stock. In addition, the stock market in general has experienced extreme volatility and rapid decline that has often been unrelated or disproportionate to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock, regardless of our actual operating performance.

Our common stock will likely be considered a penny stocks, whose purchase can be risky.

         In the event that a public trading market develops for our shares, they may be classified as a "penny stock" depending upon their market price and the manner in which they are traded. Section 3(a)(51) of the Securities Exchange Act of 1934 defines a "penny stock," for purposes relevant to us, as any equity security that has a market price of less than $5.00 per share and is not admitted for quotation and does not trade on the Nasdaq Stock Market or on a national securities exchange. For any transaction involving a penny stock, unless exempt, the rules require delivery by the broker of a document to investors stating the risks of investment in penny stocks, the possible lack of liquidity, commissions to be paid, current quotations and investors' rights and remedies, a special suitability inquiry, regular reporting to the investor and other requirements. Prices for penny stocks are often not available and investors are often unable to sell such stock. Thus an investor may lose his entire investment in a penny stock and consequently should be cautious of any purchase of penny stocks.

The substantial number of shares of our common stock that are eligible for future sale in the public market could adversely affect prevailing market prices of our common stock or limit our ability to raise additional capital.

         Future sales of substantial amounts of our common stock in the public market, or the perception that these sales might occur, could adversely affect the prevailing market price of our common stock or limit our ability to raise additional capital. We currently have 2,000,000 shares of our common stock issued and outstanding. No precise prediction can be made of the effect, if any, that market sales of our common stock or the future availability of shares for sale will have on the market price of our common stock from time to time. Sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and limit our ability to raise additional capital.

We have not paid any dividends and do not anticipate paying any cash dividends.

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the near term. We intend to retain future earnings, if any, to provide funds for operations of our business. Investors who anticipate the need for dividends from investments should refrain from purchasing the common stock offered by this prospectus.

                                 USE OF PROCEEDS

         We will receive the proceeds from the sale of the proposed 3,000,000 shares of commons stock being offered by SinoPharm at the rate of $1.00 per share. In the event that SinoPharm sells all of the proposed 3,000,000 shares of common stock, SinoPharm would receive $3,000,000. The principal purposes of this offering are to obtain additional working capital, to create a public market for our common stock and to facilitate future access by us to public markets. We expect to use the net proceeds from this offering to commence manufacturing of our medaxol at an U.S. FDA and Canadian Health Protection Bureau (HPB) approved manufacturing facility in Vancouver, conduct research and development, including clinical trials, product marketing and commercialization programs on our other pharmaceutical products, and for general corporate purposes, including working capital. SinoPharm intends to use $278,000 to fund the commencement of medaxol manufacturing and bioequivalence, bioavailability, and validation studies on its other pharmaceutical products. SinoPharm intends to utilize the balance of any proceeds for working capital.

         We are offering a maximum of 3,000,000 common shares.

                                                     Maximum
                                                     Offering
                                                      Amount          Percent

Gross Offering Proceeds (1)                         $3,000,000          100
Offering Expenses (2)                                   42,600          1.4
                                                        ------          ---
Net Proceeds                                         2,957,400         98.6

Manufacturing and marketing of medaxol                 100,000          3.3
Preparation of Drug Master File (DMF)                   20,000
for sinogen                                                             0.7
Bio-equivalency and bio-availability                   100,000
study for sinogen                                                       3.3
Preparation of Drug Master File for                     20,000
pravastatin sodium                                                      0.7
Validation of Phase IV studies and viral
screening for TDA8388                                   38,000          1.3
Working Capital (3)                                  2,679,400         89.3
                                                     ---------
Total Application of Net Proceeds
                                                    $3,000,000        100.0
                                                 ----------------

(1) The offering is made on a "best efforts" basis in the case of the maximum offering of up to 3,000,000 shares of common stock.

(2) We will pay offering expenses, which will be reimbursed from the proceeds of the offering. The offering expenses include legal and accounting fees, blue sky fees, printing, postage and any of our general and administrative expenses directly related to the offer and sale of our common stock, and the fees and costs to prepare and file the registration statements with the SEC in order to become listed on the OTC Bulletin Board. There can be no assurance that we will achieve these objectives.

(3) Represents the estimated amounts that we will apply to working capital to be used for day-to-day operation of our business.



                         DETERMINATION OF OFFERING PRICE

         We have determined the offering price of the common stock in this offering. Because no underwriter or placement agent is involved in the offering, investors will not have the benefit of an offering price that was determined by negotiations between such party and us. The price of our common stock does not necessarily bear any relationship to our asset value, net worth, earnings or any other established criteria of value. This prospectus may be used by SinoPharm for 180 days from the effective date of the prospectus.


                              PLAN OF DISTRIBUTION

         We are offering up to 3,000,000 shares of our common stock for $1.00 per share in this offering of our common stock. This is a best-efforts offering and will only be offered for sale by one of our officers and directors; namely, Mahmoud S. Aziz our chairman, president, CEO and director.

         Since this is a best-efforts offering made through one of our officers and directors, we are not required to sell a minimum number of shares or a minimum dollar amount before we are entitled to keep an investor's payment for shares. Funds received from investors will not be deposited in any escrow, trust, or similar account. All funds received from investors will be available for our immediate use.

         Since we are making this offering on a best-efforts basis, we do not plan to use any underwriters or broker-dealers to assist in the sale of the shares offered for sale. Our officer and director, Mahmoud S. Aziz, will commence this offering promptly and will make the offering on a continuous basis for up to 180 days from the date of this prospectus or until earlier completion or termination.

         We have not entered into, nor do we intend to enter into, any agreement, understanding, or arrangement with any underwriter or broker-dealer regarding the sale of common stock in this offering, nor is there an underwriter or coordinating broker acting on our behalf in connection with this offering.

         Mahmoud S. Aziz is not a registered securities broker-dealers. Mr. Aziz is an officer and director of SinoPharm. As an officer and director of SinoPharm, Mr. Aziz will be offering the shares for sale in reliance upon Rule 3a4-1 of the rules promulgated under the Securities Exchange Act of 1934, which rule permits the sale of securities by persons associated with the issuer company.

         Mr. Aziz: (i) is not currently subject to a "statutory disqualification" (as that term is defined in section 3(a)39 of the Act); (ii) will not receive any compensation in connection with his respective participation in the offer, either by way of commissions or other remuneration based, directly or indirectly, on transactions in the securities offered by this prospectus; and, (iii) is not currently either a broker-dealer or an "associated person of a broker-dealer." At the close of the offering, Mr. Aziz intends to continue to perform substantial duties for SinoPharm. Mr. Aziz is not and has not been during the past 12 months either a broker-dealer or an associated person with a broker-dealer. In addition, Mr. Aziz has not participated in an offering of securities more than once every 12 months, except where permitted by laws.


Restricted Shares

         Our officers and directors own 1,025,000 shares of our common stock. The common stock held by our officers and directors are "restricted securities" as that term is defined in Rule 144 promulgated under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act or pursuant to an exemption from such registration. Generally, under Rule 144, each person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares up to (and including) the greater of 1% of a company's then outstanding common stock or the average weekly trading volume for the four weeks prior to the proposed sale. None of such restricted securities were eligible for sale under Rule 144 as of December 1, 2003.

                                LEGAL PROCEEDINGS

We are not currently party to any legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

         The following table sets forth the names, positions and ages of the individuals who serve as our directors and/or executive officers following the combination. All directors are elected at each annual meeting and serve for one year and until their successors are elected and qualify. Officers are elected by the Board of Directors and their terms of office are at the discretion of the Board.

Name of Director/Officer  Age      Position(s) With Company
------------------------  ---      ------------------------
Mahmoud S. Aziz           46       chairman, president, CEO, director
Jimmy J. F. Jin           50       chief financial officer, secretary,
                                   vice president, director
Zahir Popat               50       director
Radka Milanova            49       chief scientific officer, vice president
                                   director
Garland Denty             57       vice president
Jin Yunhua                75       vice president


Mahmoud S. Aziz
Mr. Aziz is also the chairman and CEO and principal shareholder of privately owned, The Fazio Group of Companies, a well established and diversified multinational organization, actively involved in diverse manufacturing, international trade, shipping and transportation, pharmaceuticals and nutraceuticals, warehousing and distribution, real estate construction and development, ship-building and financial investments.

As founder of The Fazio Group, Mr. Aziz nurtured and directed the company, from its inception in 1986, into becoming a major, respected multinational group with offices and operations in 18 countries, covering four continents, employing over 4,900 people worldwide and generating revenues in 2002 of over $400 million.

Having personally negotiated and established four successful joint-ventures in China, including the construction of the Group's 68 story office/residential/commercial plaza in Shenzhen, China and, additionally, a large pharmaceutical factory in Russia, Mr. Aziz brings to Sino Pharmaceuticals substantial business experience and knowledge of China, and a sound knowledge of the international pharmaceutical industry.

Mr.  Aziz  has a  degree  in  biochemistry  and  is  also  a  philanthropist  in
socio-economic   development  projects  in  the  developing  world  through  his
Geneva-based, International Microcredit Foundation.

Jimmy J. F. Jin
Mr. Jin is President of Los Angeles and Beijing based American Evans Group Corporation, an established China investment, and holding corporation and, additionally, general manager and consultant to Beijing Evans Information and Consulting Co., Ltd., a China - based management, investment and marketing consulting company.

He has a Bachelors degree in economics from Nankai University, China, a Masters degree in Agricultural Economics from Purdue University and a Masters Accounting Program from the University of Indianapolis.

He has previously served as CEO of Fanlen Software System (Beijing) Co., Ltd. - a software design and development company, CEO of Jinart Elec-Chem (Beijing) Co., Ltd. - a manufacturer and distributor of machine tools, electronic components and equipment - and president of Victor International Corporation - an established China trade corporation.

He also served as economist to the State Administration for Industry and Commerce of China, Beijing, between 1982-1985, and was responsible for formulating national economic policy for approval by the State Council of China.

His father is a former senior member of China's State Council, a former Minister of Ordinance Industry (Army and Navy), Minister of Chemical and Petrochemical Industry, Vice Minister of Chemical Industry and Executive Member of the Chinese Peoples' Congress.

Mr. Jin possesses immense knowledge and experience of Chinese law, joint-venture and investment regulations and policy and a proven track record in China business and sales development and marketing.

Zahir Popat
Mr. Popat brings to the company over 22 years of in-depth knowledge and experience of the international pharmaceutical industry and, particularly, of international pharmaceutical and nutraceutical sales, product development and related biotechnologies.

In 1980, Mr. Popat started in the management and ownership of pharmacies and went on to serve on the PHARMASAVE board of directors. Today PHARMASAVE enjoys over 300 corporate and independently owned drug stores in Canada.

In 1986, Mr. Popat also embarked on a project to set-up marketing and distribution infrastructure for generic pharmaceuticals in the Middle East, exclusively representing one of Canada's largest generic pharmaceuticals manufacturers. By 1991, Mr. Popat's company became the first Canadian enterprise to successfully introduce, into this region, over 22 pharmaceutical drugs such as ranitidine, enalapril, fluoxetine. The responsibilities included new product development, arranging for clinical trials, drug registrations, sales and marketing and direct negotiations with health ministries. In 1995, Mr. Popat continued to expand the pharmaceuticals business into several Pacific Rim countries.

Mr. Popat's knowledge and experience in the pharmaceutical industry allowed for expansion to include the growing nutraceutical industry. Mr. Popat served as interim managing director of Enzymatic/Phytopharmica Canada and has been involved the related biotechnologies; in researching and developing unique phyto-pharmaceuticals through characterization and composition, coupled with intellectual property issues.

Currently, Mr. Popat is involved in the research, development and manufacturing of pharmaceuiticals and nutraceuticals, internationally and especially in China. The areas of involvement include biosynthesis of natural medicines and pharmaceuticals, drug synthesis, process toxicology, evaluation of drug and metabolite safety, pharmacodynamics, pharmacokinetics, drug quality control, pilot and commercial scale production.

Educated in England and Canada, Mr Popat is a practicing licensed pharmacist.

Radka Milanova, PhD
Dr. Milanova joined SinoPharm in May, 2003 as chief scientific officer and vice president research & development. She brings to the Company over 20 years of experience in research, scale-up and production of pharmaceuticals and nutraceuticals in both academic and industrial environments. She has worked in the areas of antibiotics, anti-cancer drugs, cholesterol lowering agents and on the isolation and purification of plant derived proteins.

As senior vice president, research & development, at Burcon NutraScience she was responsible for identifying and determining commercially viable bioactive compounds and other valuable co-products from the byproducts of Burcon's proprietary processes. She also collaborated with the company's technical development team to accelerate commercial development of their products.

Prior to joining Burcon, Dr. Milanova was vice president, Technology development, at Forbes Medi-Tech Inc. in Vancouver. In her capacity at Forbes, she was involved in the development of several patented cholesterol lowering agents, for both the nutraceutical and pharmaceutical industries. In addition, she directed the research & development of fermentation processes and synthetic routes for the production of commercially important steroid drugs. One of the compounds is currently in Phase II clinical trial as a potential novel cholesterol-lowering drug.

Other positions she has held include director of research & development at Forbes Medi-Tech Inc. and IGT Pharma Inc. in Vancouver. As director at IGT, Dr. Milanova was involved in directing the development of clinically important anti-cancer agents. The specific areas included commercially important pharmaceutical drugs for treatment of acute leukemia and Hodgkin's Disease and novel agents for potential treatment of small cell lung cancer.

As a Visiting Scientist at the University of British Columbia, Vancouver, Dr. Milanova pursued studies in plant tissue culture methods for the production of medicinal agents, and synthetic experiments for the development of established anti-cancer drugs.

Prior to arriving in Canada, Dr. Milanova was assistant professor in the Institute of Chemical Engineering and a Research Scientist in the Institute of Organic Chemistry in Sofia, Bulgaria. In these academic Institutes, she participated in research and development of several industrial processes for commercial production of important antibiotics, steroids and vitamins. These studies were in cooperation with several large Bulgarian pharmaceutical companies, which in turn developed the technologies to commercial level.

Dr. Milanova gained her second Ph.D. at Simon Fraser University, Burnaby, BC, in the combined fields of organic chemistry and microbiology. Her academic work has been recognized with several awards. While studying for her Ph.D. degree, in addition to receiving several graduate fellowships and a Ph.D. research award, she was awarded the Dean of Graduate Studies Convocation Medal as the top graduate student in the Faculty of Science.

Dr. Milanova has co-authored many publications in international scientific journals and has been a co-inventor in numerous patents. She has also made presentations at a number of international scientific conferences.

Dr. Milanova currently serves as:

Member of the Board of Directors, POS, Protein Oil Starch, Saskatoon, SK, Canada Member of the Board of Directors, Biovet, Peshtera, Bulgaria Member of the Technical Committee, POS Protein, Oil Starch, Saskatoon, SK, Canada
Member of the Management Committee, Health Products & Functional Food Initiative (HPFFI), BC Science Council, Vancouver, BC, Canada

Garland Denty
Mr. Denty brings to Sino Pharmaceuticals Corporation a wealth of over 35 years of broad and diversified international and Chinese pharmaceuticals experience, with some of the world's major multinational pharmaceutical companies.

Mr. Denty was recent chairman and CEO of Faulding Pharmaceutical Co., Ltd., in Foshan, China, a joint venture subsidiary of the major Australian pharmaceutical multinational, Faulding Pharmaceuticals Co., Ltd.

During the course of his five year contract he was responsible for all aspects of the joint venture pharmaceuticals business in China, including sales, marketing, finance and production of a wide range of pharmaceutical products. He was recruited by Faulding to turn around a large pharmaceutical business in China that was suffering severe difficulties in every area and heavy financial losses. He successfully reversed the course of the company, reducing staff from 750 to 450 while doubling production, significantly increasing gross margins, motivating staff, developing new products and substantially developing and expanding the sales and distribution system in China, resulting in increased net profits and annual sales of over US$ 40 million.

Mr. Denty received numerous awards from local, provincial and national governments in China as outstanding business person, including the highest award presented to a foreigner by the central Chinese government. This award was presented to him personally by both, China's President, Mr. Jiang Ze Min and China's Premier, Mr. Zhu Rong Ji.

Prior to joining Faulding Pharmaceuticals, Mr. Denty spent eleven years as director of worldwide manufacturing operations for Smithkline Beecham Pharmaceuticals, the world's then largest pharmaceutical company. He was responsible for all aspects of pharmaceuticals manufacturing and regulatory compliance of Smithkline Beechams's factories worldwide; for production, quality control and engineering, including auditing and improvement of operations and coordination of technical data transfer. He directed introduction of new drugs, products and technology into overseas operations and trouble-shooted for existing technology and procedures. He also approved plant capital budgets and hired senior technical staff in overseas plant operations.

Mr Denty evaluated and managed the combining of operations and plant  facilities
worldwide,   resulting  from  the  merger  of  SmithKline  Beckman  and  Beecham
Corporations.

He was singularly responsible for managing and directing all aspects of construction, start-up and FDA validation and compliance of Smithkline Beecham's pharmaceuticals factory in Tianjin, China, one of the world's largest pharmaceutical plants.

Prior to working for Smithkline Beecham, Mr. Denty served as vice president, corporate technical operations, director of operations and plant manager for the large, U.S.-based, multinational pharmaceutical corporation, Berlex Laboratories, responsible for a 140,000 sq.ft pharmaceutical plant in the U.S., a chemical plant in the Caribbean , union relations and all technical and support functions for these facilities. He led start-up of plant operations, introduction of sophisticated technology, and established, staffed and led a state of the art pharmaceutical plant which supported $200 Million in sales of time-released tablets, capsules, liquids, sterile and consumer products.

He was previously also assistant manager of International Pharmaceutical Production at Wyeth International Ltd. in the U.S.

Jin Yunhua
Madam Jin Yunhua is officially recognized as being China's foremost and leading pharmaceuticals expert and has been officially honored by the Chinese Government as its "State Outstanding Senior Expert" and, additionally, "State Woman Model of China." She is the Chinese Government's Expert Advisor to the United Nations Industrial Development Organization (UNIDO) in the area of preventative medicines.

A pre-eminent and accomplished scientist, with a PhD in pharmaceutical chemistry from Purdue University in the U.S., Madam Jin is an advisor to the Director General of China's highest pharmaceutical regulatory body - the State Drug Administration of China (SDA). She is also standing director of the Chinese Pharmaceutical Association, director of the Chinese Preventative Medical Association, director of the National Board of Chinese Pharmacopoeia, honorary vice president of China Pharmaceutical Industry Association, advisor to the State Coordinating and Leading Committee on New Drug Research and Development of China, chairman of the Evaluation Board for Construction Projects in Biotechnology and advisor in new drug research and development to China's largest pharmaceutical company, North China Pharmaceutical Group. She has also served as past executive vice chairman of the State Committee of Technology of the State Pharmaceutical Administration of China (SPAC).

Having substantial international recognition and exposure, Madam Jin has been a long standing director of the Sino-Swedish Drug Development Committee established by SPAC and the Swedish Association of Pharmaceutical Industry, for the co-development of new drugs and has a close relationship with several multinational pharmaceutical companies, including Pharmacia, Bayer and Astra. She was the Chinese Government's chief negotiator of China's first and largest ever pharmaceutical joint-venture: the Sino-Swedish Pharmaceutical Corporation.

She has held numerous professorships at China's leading pharmaceutical and medical universities and institutions and has authored and published several pharmaceutical texts and scientific papers.

Since 1991, she has been annually awarded a special subsidy by China's State Council, for contribution in the development of science and technology for the country.

Principal Stockholders(1) and Stockholdings of Management

                                                                                            Percent of
             Name and Address of                                                Common Stock Before Completion of
               Beneficial Owner                  Shares Beneficially Owned                 Offering(1)
               ----------------                  -------------------------                 -----------
 Mahmoud S. Aziz(2)                                       700,000                              35%
 403-1006 Beach Avenue
 Richmond, B.C., Canada, V6X1Z7

 Jimmy J. F. Jin(3)                                       200,000                              10%
 152-11782 River Road
 Richmond, B.C., Canada, V6X1Z7

 Radka Milanova (4)                                       100,000                               5%
 152-11782 River Road
 Richmond, B.C., Canada, V6X1Z7

 Zahir Popat(5)                                           25,000                              1.25%
 152-11782 River Road
 Richmond, B.C., Canada, V6X1Z7

 All Officers and Directors as a group                   1,025,000                            51.25%

(1) Applicable ownership percentages were based on 2,000,000 shares issued and outstanding as of August 1, 2003.

(2) Mahmoud S. Aziz is the president, CEO and a director of SinoPharm Inc. (3) Jimmy J.F. Jin is the secretary, chief financial officer and a director of SinoPharm Inc. (4) Radka Milanova is a vice president, chief scientific officer and a director of SinoPharm Inc. (5) Zahir Popat is a vice president and a director of SinoPharm Inc.

                            DESCRIPTION OF SECURITIES

Common Stock

         We are authorized to issue 110,000,000 shares of stock, $.001 par value per share, of which 2,000,000 shares of common stock are issued and outstanding at the date of this prospectus.

         Holders of our common stock are entitled to one vote for each share owned for all matters to be voted on by the shareholders, including the election of directors. Holders of common stock are entitled to receive such dividends as may be declared from time to time by our board of directors out of funds legally available therefore and, in the event of liquidation, dissolution or winding up, to share ratably in all assets remaining after payment of liabilities. The holders of common stock have no preemptive or conversion rights. The holders of common stock are not subject to further calls or assessments. There are no redemption or sinking fund provisions applicable to the common stock.

         We are authorized to issue up to 10,000,000 shares of preferred stock, $.001 par value per share, none of which preferred shares have been issued as of December 1, 2003. The authorized preferred stock may, without action by our shareholders, be issued by the board of directors from time to time in one or more series for such consideration and with such relative rights, privileges and preferences as the board may determine. Accordingly, the board has the power to fix the dividend rate and to establish the provisions, if any, relating to voting rights, redemption rate, sinking fund, liquidation, preferences and conversion rights for any series of preferred stock issued in the future. It is not possible to state the actual effect of the authorization of additional preferred stock upon the rights of holders of the common stock until the board determines the specific rights of the holders of any additional series of preferred stock. The board's authority to issue preferred stock provides a convenient vehicle in connection with possible acquisitions and other corporate purposes.

Dividend Policy

         Holders of common stock are entitled to receive such dividends as may be declared by our board of directors. We have not declared or paid cash dividends on our common stock and we do not anticipate that we will pay such dividends in the foreseeable future. Rather, we intend to apply any earnings to the development of our business. Any payment of future dividends on our common stock and the amount of any dividends will be determined by our board of directors and will depend, among other factors, upon our earnings, financial condition and cash requirements, and any other factors our board of directors may deem relevant.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         SinoPharm has entered into a lease agreement with 543517 B.C. Limited on November 30, 2002 for its 2,500 square foot office, laboratory and warehouse facilities. The rental charges are CD$600 per month and this lease expires in November 30, 2004. Shabnam Aziz is a director and the beneficial owner of 543517 B.C. Limited. Shabnam Aziz is the sister of Mahmoud S. Aziz, the president, CEO and director of SinoPharm.

         During the year ended December 31, 2002, Sino loaned its office/warehouse manager, Anwar Jamal, 12,720 in Canadian dollars. This loan has been recorded in the financial statements in U.S. dollars. The balance of the loan receivable at September 30, 2003 is $7,183. SinoPharm anticipates that the loan will be repaid by Mr. Jamal on or before December 31, 2003.

         During the years ended December 31, 2001 and 2002, Mahmound S. Aziz, the president and director of SinoPharm, loaned to Sino Pharmaceuticals at total of $176,835 in Canadian dollars. For the nine months ended September 30, 2003, Mr. Aziz loaned to Sino Pharmaceuticals at total of $23,694 in Canadian dollars. These loans have been recorded in the financial statements in U.S. dollars. The balance of these loans payable at September 30, 2003 is $148,496.

          There are outstanding loans owed in the amount of $206,087 as of September 30, 2003, pursuant to four demand notes to Union Venture Trading S.A. Four of the partners of Union Ventures are shareholders of SinoPharm. If demand we made for repayment of these loans, SinoPharm would not likely be able to pay them. and if SinoPharm were able to pay them, it would cause a significant decrease in its liquidity.

         There are no other related transactions.

BUSINESS

         We were organized under the laws of the state of Nevada on March 31, 2003. We entered into a acquisition agreement with Sino Pharmaceuticals
Corporation of British Columbia, Canada to acquire Sino Pharmaceuticals Corporation and its assets and liabilities. The shareholders of Sino Pharmaceuticals Corporation approved the acquisition and we completed the acquisition on March 31, 2003. As a result of the acquisition, we issued 2,000,0000 shares of our common stock to the shareholder of Sino Pharmaceuticals Corporation.

         Sino Pharmaceuticals Corporation was originally incorporated under the laws of British Columbia, Canada on August 3, 2001. After the acquisition of Sino Pharmaceuticals Corporation by SinoPharm Inc., we now are a pharmaceuticals company specializing in the development and production of current generation generic pharmaceuticals as well as the research, development and commercialization of novel, patentable pharmaceuticals, covering the cardiovascular, oncology and diabetes therapeutic areas.

INDUSTRY OVERVIEW
         The life cycle of a pharmaceutical drug begins at the research and development ("R&D") stage where the drug is discovered and developed, makes its way through the regulatory approval process and is ultimately commercialized. After the drugs sales growth levels off, a second manufacturing group comes into play. This group, patented drug manufacturers, either obtain a license to produce the drug or acquires exclusive rights from the R&D firm to produce the drug. The R&D based company then, in turn, ploughs the proceeds of the sale back into its core competency, research and development. Once the patent on the drug expires, production is open to any company that obtains regulatory approval. At this point, the generic manufacturers permeate the market. This causes profit margins to gradually recede. The fourth group of pharmaceutical manufacturers, contract manufacturers, serves all the previously named groups by manufacturing drugs under contract.

         Within the context of this drug life cycle, SinoPharm, is currently positioned as both a generic and patented pharmaceuticals manufacturer, with a concomitant R&D base.

Generic Pharmaceuticals
          When a medicine is first developed, the company discovering it is afforded a period of patent protection in that only the innovator can manufacture and market the medicine. When the patent expires, other companies can seek permission from the Food and Drug Administration ("FDA") to market an equivalent product under its chemical, or generic name. The generic manufacturer must prove that the generic version of the product:

o    Contains the same active ingredient;
o    Is identical in strength,  dosage form and route of  administration;
o    Has the same indications,  dosing and labeling;
o    Is  bioequivalent;
o Meets the same batch-to-batch requirements for strength, purity and quality; and
o Is manufactured under the same strict Good Manufacturing Practice (GMP) regulations as the branded pharmaceutical.

Cost
         According to the Washington, D.C. based, Generic Pharmaceutical Association, generic pharmaceuticals can cost between 30% and 60% less than the equivalent, branded product, yet the consumer is getting the same product, manufactured to the same high standards, as the brand-name product. The reason for this is that companies that discover and develop new drugs claim that the cost of research and development, on average, exceeds US$ 400 million per drug. Additionally, this process can take as long as 12 years to complete. As a result, when the innovator sets its price for the brand-name pharmaceutical, it seeks to recover development costs, as well as the money spent on marketing the product, while still returning a profit. For the generic manufacturer, the costs of developing the generic product and getting approval to make and sell it are considerably lower. In addition, generic pharmaceutical companies spend significantly less to market their products. In this way, they can offer the same product at a greatly reduced price. Also, generics result in competition that can help lower prices.

Patented Pharmaceuticals
         Patented pharmaceuticals are usually new compounds or molecules (new chemical entities) that are discovered at the R&D stage by innovator pharmaceuticals or biotechnology companies, or universities and research institutes. Using a number of R&D techniques, these companies and institutes will screen new chemical entities, which they have discovered and synthesized, for potential use in treating a specific disease. Once a promising chemical compound or molecule is discovered, the company applies for a patent and, thereafter, enters the development phase, and begins the regulatory approval process leading to potential commercialization.

         This process is can last from six to eight years, contributing to a new drug's average development cost of US$ 500-850 million, according to the Pharmaceutical Research and Manufacturers of America (PhRMA). When a drug reaches the end of the regulatory approval process, patent protection ensures that pioneer companies can recoup their massive investments in new drugs and, additionally, obtain a defined period of exclusive market protection.

The Drug Approvals Process
         All pharmaceutical products must go through a regulatory (FDA or foreign equivalent) drug approval and registration process. There are essentially four phases in the development process as defined by the FDA. The first phase - preclinical research - involves laboratory and animal testing of the compound, which is primarily aimed at establishing safety and efficacy. If successful, the innovator can then file an Investigational New Drug Application
(INDA) with the FDA seeking approval to move the compound into a further three-phase process of human testing.

         At the successful completion of lengthy human clinical trials, the innovator files a New Drug Application (NDA) submission with the FDA seeking to bring the new compound to market. The process required to establish safety and efficacy can take many years to complete, and can cost hundreds of millions. In order to recapture this investment, the innovator is typically granted a period of market exclusivity through patent protection.

         The generic pharmaceutical company, seeking to market an equivalent to an innovator's product (once the market exclusivity on the innovator's product has expired), uses a significantly less costly and faster process, the Abbreviated New Drug Application (ANDA) process. It is essential to understand that the generic manufacturer relies on the safety and efficacy data supplied by the innovator, and only has to prove to the FDA that its product is equivalent to the branded product.

         When processing an ANDA, the FDA waives the requirement for conducting complete clinical studies as safety and efficacy have already been established by the innovator company. However, it usually requires the generic manufacturer to conduct bioavailability and/or bioequivalence studies of its version of the branded drug.

         Bioavailability studies assess the rate and extent of absorption and levels of concentration of a drug in the bloodstream needed to produce a therapeutic effect. Bioequivalence studies compare the bioavailability of one drug product with another, in this case the innovator's product. When bioequivalence is established, it indicates that the rate of absorption and the levels of concentration of a generic product are substantially equivalent to that of the branded product.

         The ANDA process eliminates the lengthy and costly clinical research phase of development. As a result, generic pharmaceutical product development takes approximately two years.

         The FDA also requires that a company's manufacturing methods conform to current GMPs ("cGMPs"), as defined in the United States Code of Federal
Regulations.   The  company   must  follow  the  cGMPs  in  all  phases  of  the
manufacturing process, and must continuously monitor compliance and measure quality control. If the FDA believes a company is not in compliance with cGMP, it can impose sanctions, which include initiating an action than can result in the recall of products already sold into the marketplace, withholding new product approvals, disqualifying a company from supplying products to federal agencies or preventing a company from exporting products.

ANDA Filing Requirements
         At the time of filing and ANDA, the applicant seeking approval of a particular drug covered by an NDA must make one of four certifications about the legal status of patents listed by the NDA holder. They are:

o    That the required patent information has not already been filed;
o    That the patent has expired;
o    That the patent has not expired, but will expire on a particular date; and
o That the patent is unenforceable, invalid or will not be infringed by the drug for which the applicant seeks approval.

Duplicate and Multiple ANDAs
         In instances where more than one ANDA has been filed on a particular drug, the first filed ANDA may be entitled to 180 days of marketing exclusivity following approval against later filed ANDAs. It is usually the case that the first generic company to market will acquire a larger market share. Therefore, an important marketing benefit is provided to the first ANDA applicant who is entitled to 180-day marketing exclusivity.

         The Drug Price and Competition and Patent Term Restoration Act of 1984, known as the Hatch-Waxman Act, provides this exclusivity provision as an incentive for generic companies to invest in the lengthy and expensive process of challenging suspect patents that protect innovator drug products. This benefit is passed onto the consumer by having access to high-quality and cost-effective drugs.


PLAN OF OPERATION - Strategy
         The Centers for Medicare and Medicaid Services estimates that prescription drug spending in the U.S. alone was US$ 192 billion in 2002, 12% more than in 2001, and is forecast to reach US$ 366 billion in 2010. The aging population, rising pharmaceutical costs and increased drug utilization are key elements contributing to the growth of the pharmaceutical industry as a whole.

            Worldwide generic drug sales are projected US$ 57 billion by 2007 according to industry analysts, Datamonitor. The factors driving the international generic drug industry include patent expirations of many of the best-selling drugs within the next decade, the increasing presence of managed care and other cost-containment efforts, and growing expenditures on drug prescriptions. According to Datamonitor, the global generic drugs market is forecast to significantly outperform the patented, branded drugs sector in terms of sales growth between 2003 and 2007. Meanwhile, within the next four years, a total of 42 of 52 blockbuster drugs, with combined global sales of almost US$ 82 billion in 2001, will lose their protected patent status and will ultimately be replaced with generic versions. Market penetration by generic drugs has become increasingly rapid, due to market dynamics resulting from both favorable regulatory and legislative environments and increased demand. Generic drugs now account for approximately 47% of all pharmaceutical prescriptions, up from 13% in 1980 and 19% in 1994 (according to Janssen Pharmaceuticals).

         In anticipation of this large, emerging opportunity, Sino Pharmaceuticals Corporation's principal objective is to build upon its current generic pharmaceuticals portfolio and establish itself as a leading, highly competitive, international, generic pharmaceuticals manufacturer that can attain a significant share of the U.S., Canadian and European generic pharmaceuticals markets. The focus of the company's generic pharmaceuticals strategy shall be on manufacturing newly off-patented drugs having large, established markets with defined annual sales of over US$ 800 million.

         The company's concomitant objective is to develop novel proprietary, patented pharmaceutical technologies, for potential early-stage out-licensing to large pharmaceutical manufacturers, for further development, commercialization and marketing, as well as in-licensing novel, patented pharmaceutical technologies with preliminary, proven therapeutic indications for further pre-clinical development and subsequent early-stage out-licensing.

         To attain these objectives and strategically position itself and facilitate its entry as both a leading and competitive manufacturer and supplier of recently off-patent generic drugs to North America and Europe and an established developer of novel patented pharmaceutical technologies, for early-stage licensing to large pharmaceutical companies, SinoPharm has, since June 2001, recruited and employed some of China's leading pharmaceutical and chemical research scientists and established cooperative scientific R&D collaborations with some of China's leading and most eminent pharmaceutical research institutes and organizations, to strengthen its drug development capability.

PRODUCTS

Generic Pharmaceuticals                     Novel Therapeutic Products
Medaxol                                     TDA 8388
Docetaxel (Taxotere)                        SP-100
Sinogen
Pravastatin Sodium


(i) Generic Pharmaceuticals

1. Medaxol
2. Docetaxel
3. Erythropoietin (rh-EPO), Sinogen
4. Pravastatin Sodium.

1. Medaxol
         SinoPharm has recently developed and commenced manufacturing and sales of Medaxol, its proprietary, generic version of Bristol-Myers Squibb's leading anti-cancer drug, Taxol (Paclitaxel), which, according to Bristol-Myers Squibb, generated sales of over US$ 1.6 billion in 2000.

         Paclitaxel is an anti-cancer compound originally obtained from the bark of the Pacific Yew tree, Taxus brevifolia, which is now an endangered species due to excessive harvesting. It is a major chemotherapeutic agent that is currently prescribed worldwide to treat the most aggressive forms of ovarian, lung and breast cancer, as well as AIDS related Kaposi's sarcoma.

         SinoPharm has developed its proprietary technology of extracting paclitaxel from the Chinese Yew tree, Taxus chinensis, in such a manner that yields large amounts of biomass, without harming the plant itself. This ground-breaking technology provides SinoPharm with a plentiful and renewable source of high quality primary material to ensure its ability to supply the growing needs of the world market. Medaxol was developed by Mr. Aziz at a laboratory in Xian, China, where it is currently produced on an as required basis.

         SinoPharm currently generates all of its revenues from the sale of its Medaxol bulk active pharmaceutical, to clients in Canada, China and Hong Kong. SinoPharm will continue to sell its bulk Medaxol in Canada, China and Hong Kong, and plans to commence sales in the U.S. this year. SinoPharm intends to have its SinoPharm Medaxol bulk active pharmaceutical produced in an FDA and Canadian Health Protection Bureau (HPB) approved Good Laboratory Practices (GLP) laboratory in Vancouver, Canada. SinoPharm estimates that it will spend $100,000 of the proceeds form this offering on marketing Medaxol.

2. Docetaxel
         This is SinoPharm's proprietary, generic version of Aventis' cancer drug, Taxotere which generated sales of US$ 1 billion in 2001 and is an antineoplastic agent belonging to the taxoid family. It is a semi-synthetic chemotherapeutic drug used in the treatment of advanced metastatic cancer and advanced non-small-cell lung cancer (NSCLC). It is the first anticancer agent to demonstrate a significantly higher response rate than Adriamycin (doxorubicin), a very active anti-cancer agent and widely used chemotherapy agent in the first-line treatment of metastatic breast cancer. It is also the first chemotherapeutic agent to be approved by the U.S. FDA for the second-line treatment of advanced NSCLC.

3. Sinogen
         Sinogen is SinoPharm's proprietary, generic version of Amgen's and Johnson & Johnson's best selling drugs, Epogen (Epoetin Alfa) and Procrit. Both Epogen and Procrit were in the list of top ten selling drugs in the U.S in 2001, achieving combined sales of US$ 5.9 billion. Epogen, currently under patent by Amgen, is set to come off-patent in December 2003.

         EPO is a genetically engineered biotechnology drug - a recombinant DNA version of a human protein that stimulates the production of red blood cells - and is widely used in the treatment of anemia associated with chronic renal failure in dialysis patients. SinoPharm has exclusively licensed this drug from China's leading biotechnology company, NCPC Gene Tech Biotechnology Development Co., Ltd.

         SinoPharm plans to commence FDA validation of its Sinogen Drug Master File (DMF), thereby allowing SinoPharm to sell Sinogen as a bulk Erythropoetin API (active pharmaceutical ingredient) to pharmaceutical manufacturers and formulators in the United States and Canada. SinoPharm also plans to commence bioavailability and bioequivalence studies on its formulated Sinogen, with the aim of completing the FDA validation of this drug in the U.S. and Canada, for further submission of an ANDA (Abbreviated New Drug Application), thereby allowing the sale of this generic version, upon expiration of Amgen's Epogen patent. SinoPharm believes that it will cost approximately $120,000 for it to complete the FDA validation process for Sinogen. SinoPharm anticipates filing an ANDA on its formulated Sinogen by mid 2004.

4. Pravastatin Sodium
         This is SinoPharm's proprietary, generic version of Bristol-Myer Squibb's cholesterol lowering drug, Pravachol, which attained sales of US$ 1.37 billion in the U.S. alone in 2001.

         It is a leading statin drug prescribed for people with high cholesterol or heart disease. Clinical studies have shown that it not only reduces high cholesterol, but it is the only statin proven to reduce the risk of first and second heart attacks. Pravastatin sodium lowers cholesterol by blocking the enzyme that makes cholesterol in the body. SinoPharm developed this drug at a laboratory in China.

         SinoPharm is planning on conducting bioequivalence studies on its Pravastin sodium at an estimated cost of $20,000, with the intent of filing an ANDA in 2004, and thereafter commencing sales of its product in the U.S and Canada.


(ii) Novel Therapeutic Products
1. TDA8388
         TDA8388 is SinoPharm's proprietary, novel topical antiviral pharmaceutical, indicated for the treatment of Herpes Simplex viruses type I and II (HSV-I and HSV-II) infections, such as herpes skin, herpes labialis and genital herpes, has recently successfully completed Phase IV clinical trials in China. TDA8388 is anticipated to be positioned as a competitor to GlaxoSmithKline's top selling, Valtrex and Zovirax, antivirals which had global sales of US$ 986 million in 2000.

         TDA8388 is a broad-spectrum DNA polymerase inhibitor that strongly inhibits the replication of viral DNA synthesis, thereby inhibiting the replication and reproduction of the virus, with few side effects on the synthesis of normal cells.

         Phase I to Phase IV clinical trials carried out at fifteen large hospitals in China, including Peking Union Hospital, has demonstrated that TDA8388 is a safe and highly effective antiviral drug for viral skin diseases. Review and validation of these clinical trials and studies, at an estimated cost of $18,000 is now being conducted in North America by, Dr. Stuart Maddin, a world-renowned dermatological pharmaceuticals expert, for potential early stage licensing to a major pharmaceuticals company. SinoPharm anticipates conducting additional viral screening and bacteriological assays on TDA8388 at an estimated cost of $20,000.

         TDA8388 was exclusively licensed by SinoPharm, from China's Institute of Materia Medica (IMM), for worldwide manufacturing and sales, excluding China. We currently obtain TDA8388 from IMM.

2. SP-100
         The lipid-lowering prescription market represents an exciting opportunity for SinoPharm. Cholesterol lowering drugs have become the world's top-selling medicines. SinoPharm's generic and new pharmaceuticals development program is targeting this growing multi-billion dollar cardiovascular market opportunity.

         Cholesterol is an important building block required by the body as a component of the outer layer of our cells. Sometimes, however, our bodies may produce more cholesterol than it needs. High blood cholesterol levels are a major contributing factor to the growing incidence of cardiovascular disease and cholesterol management is one of the biggest issues in nutrition today, creating a large untapped market for new product introductions.

         SinoPharm  is  developing  its   proprietary   SP-100  as  a  potential
first-line therapy for the treatment of cardiovascular disease, by lowering blood serum cholesterol levels.

Collaborative agreements
         We rely to a significant extent on the Institute of Materia Medica to support the development of new products, and NCPC GeneTech, both of which organizations are located in China. Under our collaboration agreement, the Institute of Materia Medica agreed to provide and license to Sino Pharmaceuticals its existing drugs for product development in North America, which includes preclinical research and development and Phase I clinical trials. Under its collaboration agreement, NCPC GeneTech agreed to provide and license to SinoPharm its existing r-EPO drug, Sinogen, for product development in North America, which includes preclinical research and development and Phase I clinical trials. If we decide to continue this development, we would have to fund this development ourselves or obtain funding from other sources. In the event that the Institute of Materia Medica or NCPC GeneTech do not provide their drugs to us, we would have to develop new drugs ourselves.

Customers
         Currently, our revenues come primarily from the sale of our bulk active ingredient, Medaxol, to four manufactures of finished formulations. Our two biggest customers that purchase our bulk active ingredients account for approximately 70% of our revenue. We do not have any contracts with our customers. If we were to lose one or both of these major customers we would lose a significant source of our revenue.

Suppliers
         We currently have four suppliers for our bulk active ingredients. We have no contracts with our suppliers. For our supplies, we generally seek quotes and shop around for best prices.

Competition
         Our business is characterized by intensive research efforts. We compete with pharmaceutical companies, many of whom are developing or can be expected to develop products similar to ours. Our competitors include many companies, research institutes and universities that are working in a number of pharmaceutical or biotechnology disciplines to develop therapeutic products similar to those we are currently investigating. Most of these competitors have substantially greater financial, technical, manufacturing, marketing, distribution and/or other resources than us. In addition, many of our competitors have experience in performing human clinical trials of new or improved therapeutic products and obtaining approvals from the FDA and other regulatory agencies. We have no experience in conducting and managing later-stage clinical testing or in preparing applications necessary to obtain regulatory approvals. Accordingly, it is possible that our competitors may succeed in developing products that are safer or more effective than those that we are developing and may obtain FDA approvals for their products faster than we can. We expect that competition in this field will continue to intensify.

         Many of our competitors are more established than we are, have significantly greater financial, technical, marketing and other resources than we. Some of our competitors have greater name recognition and a larger customer base. These competitors may be able to respond more quickly to new or changing opportunities and customer requirements and may be able to undertake more extensive promotional activities, offer more attractive terms to customers, and adopt more aggressive pricing policies. We intend to create greater brand awareness for our brand name so that we can successfully compete with these competitors. We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Intellectual Property
         We currently do not hold any patents. SinoPharm owns proprietary production and formulation technology associated with its Medaxol, Docetaxel and TDA8388 products. We do not own any other intellectual property.

Employees
         We have 2 full-time employees. Our employees are not represented by a union. We considers our relations with our employees to be satisfactory.

Regulation
         The Federal Drug Administration ("FDA") and other similar agencies in foreign countries have substantial requirements for therapeutic products. Such requirements often involve lengthy and detailed laboratory, clinical and post-clinical testing procedures. It often takes companies many years to satisfy these requirements, depending on the complexity and novelty of the product. The review process is also extensive which may delay the approval process even more. As yet, we have not obtained any approvals to market our products. Further, we cannot assure you that the FDA or other regulatory agency will grant us approval for any of our products on a timely basis, if at all. Even if regulatory clearances are obtained, a marketed product is subject to continual review, and later discovery of previously unknown problems may result in restrictions on marketing or withdrawal of the product from the market.

         Although we believe we have systems and procedures in place to ensure compliance with these requirements and believe that we currently are in compliance in all material respects with applicable federal, state and local laws, rules, regulations, there can be no assurance of full compliance with current laws, regulations and rules, that more restrictive laws, regulations and rules will not be adopted in the future, or that existing laws, regulations and rules. The occurrence of any such event could make compliance substantially more difficult or expensive, expose us to claims and administrative enforcement actions, or otherwise materially and adversely affect our business, financial condition and prospects.

Indemnification
         Under the Nevada Business Associations Act Title 7, Chapter 78, the articles of incorporation may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty. If this type of limiting provision is included in articles of incorporation, such a provision cannot eliminate or limit the liability of a director or officer for (a) acts or omissions that involve intentional misconduct, fraud or a knowing violation of law or (b) the payment of an unlawful distribution to stockholders.

         SinoPharm's Articles of Incorporation contain the provision that no director or officer of SinoPharm shall be personally liable to SinoPharm or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. SinoPharm's By-Laws provide that SinoPharm shall indemnify any and all of its directors and officers, and its former directors and officers, or any person who may have served at SinoPharm's request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor, against expenses actually and necessarily incurred by them in connection with the defense of any action, suit or proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been director(s) or officer(s) of SinoPharm, or of such other corporation, except, in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under By-Law, agreement, vote of shareholders or otherwise.

         MANAGEMENT'S DISCUSSION AND ANALYSIS AND RESULTS OF OPERATIONS

         SinoPharm Inc. may make certain statements in this prospectus, including, without limitation statements that contain the words "believes," "anticipates," "estimates," "expects," and words of similar import, constitute "forward-looking statements." Forward-looking statements may relate to our future growth and profitability; the anticipated trends in our industry; our competitive strengths and business strategies. Further, forward-looking statements are based on our current expectations and are subject to a number of risks, uncertainties and assumptions relating to our operations, financial condition and results of operations. For a discussion of factors that may affect the outcome projected in such statements, see "Risk Factors." If any of these risks or uncertainties materialize, or if any of the underlying assumptions prove incorrect, actual results could differ materially from results expressed or implied in any of our forward-looking statements. We do not undertake any obligation to revise these forward-looking statements to reflect events or circumstances arising after the date of this prospectus.


RESULTS OF OPERATIONS AND ANALYSIS OF FINANCIAL CONDITION

  Revenues

         Total revenues for the year ended December 31, 2002 were $507,031 compared to $34,875 for the year ended December 31, 2001. For the nine months ended September 30, 2003, SinoPharm had total sales of $327,618. Revenues consist primarily of fees collected from the sale of its Medaxol bulk active ingredient.

  Costs and Expenses

         SinoPharm had costs and expenses for year ended December 31, 2002 in the amount of $554,037 compared to $72,968 for the same period ended December 31, 2001. Costs and expenses for the nine months ended September 30, 2003 were $388,104. Costs and expenses consist primarily of supplies, chemicals, selling and marketing expenses and general and administrative expenses.

 Net Income

          SinoPharm had net loss for the year ended December 31, 2002 in the amount of ($55,723) compared to a net loss of ($38,125) for the year ended December 31, 2001. Net loss for the nine months ended September 30, 2003 was ($69,736).

  Liquidity and Capital Resources

         For the nine months ended September 30, 2003, SinoPharm used approximately ($67,262) in cash flow from operating activities. At September 30, 2003, SinoPharm had total current assets of $102,329. We had a net working capital deficit of $(322,972) at September 30, 2003. Net stockholders' deficit for SinoPharm was ($201,321) as of September 30, 2003.

         Net cash used in investing activity at September 30, 2003 was ($2,675), consisting of the purchase of fixed assets. Net cash provided by its financing activities was $60,788 as of September 30, 2003 resulting from the proceeds of loans. At September 30, 2003 SinoPharm had cash in the amount of $421. We expect that we will be able to satisfy our cash requirements for the next twelve months from our existing cash flow.

         There are outstanding loans owed in the amount of $206,087 as of September 30, 2003, pursuant to four demand notes to Union Ventures, and $148,496 pursuant to demand notes to Mr. Aziz, our president. If demand we made for repayment of these loans, SinoPharm would not likely be able to pay them, and if SinoPharm were able to pay them, it would cause a significant decrease in its liquidity.

         Our liquidity increased significantly in the first half of 2003 as compared to 2002 as a result of our increased sales. Management believes that there are no other known material trends, events or uncertainties that have or are reasonably likely to have a material impact on our short-term or long-term liquidity.

                             Description Of Property

         SinoPharm has entered into a lease agreement with 543517 B.C. Limited on November 30, 2002 for its 2,500 square foot office, laboratory and warehouse facilities. The rental charges are CD$600 per month and this lease expires in November 30, 2004. Shabnam Aziz, a director of SinoPharm Inc. and also is the sister of Mahmoud S. Aziz, is a director and beneficial owner of 543517 B.C. Limited.

              MARKET FOR THE SHARES AND RELATED STOCKHOLDER MATTERS

         Our common stock is not listed or quoted at the present time, and there is no public market for our common stock. There can be no assurance that a public market for our common stock will ever develop. We intend to qualify our common stock for trading on the OTC Bulletin Board or other public market after the registration statement, of which this prospectus is a part, becomes effective.

         We have no options or warrants outstanding at the current time.

         Currently, there are 2,000,000 outstanding shares of our common stock. This prospectus is part of a registration statement that covers 3,00,000 shares of our common stock to be sold and issued by SinoPharm. In the event that SinoPharm does sell all proposed 3,000,000 shares of common stock, there would be 5,000,000 shares of our common stock then outstanding.

Executive Compensation

         The following table sets forth all compensation paid by us to the chief executive officer and the four most highly compensated executive officers for services rendered during the last three completed fiscal years. No executive officer or director has received any compensation. SinoPharm has only paid its office/warehouse manager, Anwar Jamal.

                           Summary Compensation Table

                                                                               Long-Term
                                                                          Compensation Awards
                                                    Annual              Restricted   Securities
                                                 Compensation              Stock     Underlying       All Other
                                                                        Awards ($)  Options/SARs    Compensation

  Name and Principal Position    Year      Salary ($)     Bonus ($)
  ---------------------------    ----      ----------     ---------
   Anwar Jamal                   2002             20,000       -             -            -               -
    Manager                      2001              4,000       -             -            -               -
                                                               -             -            -               -

Director Compensation

         Directors currently receive no cash compensation for their services in that capacity. Reasonable out-of-pocket expenses may be reimbursed to directors in connection with attendance at meetings.

                                     EXPERTS

         The Consolidated Financial Statements and Related Financial Statement Schedules incorporated in this prospectus have been audited by CPA., independent auditors, as stated in their reports, and have been included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                             Additional information

We have filed with the SEC a registration statement on Form SB-2 under the Securities Act of 1933. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement as permitted by applicable SEC rules and regulations. Statements in this prospectus about any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement, or document filed as an exhibit to the registration statement, reference is made to the exhibit for a more complete description of the matter involved, and the validity of each such statement is limited by this reference.

Copies of our reports, proxy statements and other information may be inspected and copied, and can also be obtained by mail at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that include reports, proxy statements and other information. The address of the SEC Web site is http://www.sec.gov.

We will furnish to our shareholders annual reports containing audited financial statements reported on by independent public accountants for each fiscal year and make available quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 24.  Indemnification of Directors and Officers.

The Nevada Business Association Act (Title 7, Chapter 78) permits the inclusion in the articles of incorporation, provisions limiting or eliminating the personal monetary liability of directors to a corporation or its shareholders by reason of their conduct as directors. SinoPharm's Articles of Incorporation contain the provision that no director or officer of SinoPharm shall be personally liable to SinoPharm or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that the foregoing provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes.

SinoPharm's bylaws allow for the elimination of personal monetary liability on the part of a director to the fullest extent permitted by Nevada law. A shareholder is able to prosecute an action against a director for monetary damages for any action taken, or any failure to take any action, as a director, for the amount of financial benefit received by a director for which he is not entitled, an intentional infliction of harm on the corporation or shareholders, a violation of Section 78.300 of the Nevada Business Association Act or an intentional violation of criminal law.

ARTICLE XI of the Bylaws of the Registrant provide as follows:

         Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

         (a.) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada Business Association Act; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada Business Association Act or (iv) such indemnification is required to be made under subsection (d).

         (b.) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Nevada Business Association Act.

         (c.) Expense. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

         Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

         (d.) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada Business Association Act for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada Business Association Act, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

         (e.) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada Business Association Act.

         (f.) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

         (g.) Insurance. To the fullest extent permitted by the Nevada Business Association Act, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

         (h.) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

         (i.) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

         (j.) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

         (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

         (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

         (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

         (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

         (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of SinoPharm pursuant to the foregoing provisions, or otherwise, SinoPharm has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by SinoPharm of expenses incurred or paid by a director, officer or controlling person of SinoPharm in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, SinoPharm will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 25.  Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated costs and expenses of Sino Pharmaceuticals Corporation in connection with the offering described in the Registration Statement.

Securities and Exchange Commission Registration Fee                      $  100
Legal Fees and Expenses                                                  15,000
Accounting Fees and Expenses                                             25,000
Other Expenses                                                            2,500
                                                                          -----
Total Expenses                                                          $42,600

Item 26.  Recent Sales of Unregistered Securities.

         On March 31, 2003, pursuant to the closing of the acquisition agreement and in consideration for the acquisitions of Sino Pharmaceuticals Corporation, SinoPharm Inc., issued a total of 2,000,000 shares to the shareholders of Sino Pharmaceuticals Corporation in reliance on Section 4(2) of the Securities Act as no public offering was involved.

Item 27.  Exhibits

        Exhibit
        Number                                          Description                                          Reference
     --------------    -------------------------------------------------------------------------------     --------------

          2.1          Acquisition Agreement between Registrant and Sino Pharmaceuticals Corporation             *
          3.1          Articles of Incorporation of Registrant, dated March 31, 2003                             *
          3.2          By-laws of Registrant                                                                     *
          4.1          Form of Common Stock Certificate                                                          *
         10.1          Exclusive Technology Purchase Agreement with Xi'an Jory                                   *
         10.2          Joint Cooperative Agreement with IMM                                                      *
         10.3          Exclusive Licensing Agreement with GenTech                                                *
         10.4          Exclusive Licensing Agreement with IMM-BUPF                                               *
         10.5          Letter Agreement with Dr. Stuart Maddin                                                   *
         10.6          Loan Agreement with Union Ventures Trading                                                *
         10.7          Loan Agreement with Union Ventures Trading                                                *
         10.8          Loan Agreement with Union Ventures Trading                                                *
         10.9          Loan Agreement with Union Ventures Trading                                                *
          21           List of Subsidiaries                                                                      *
         23.2          Consent of Auditors.                                                                      *

----------
*        Filed herewith

Item 28.  Undertakings

(a) Rule 415 Offering. The undersigned Registrant hereby undertakes:
         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
                  (i)      To  include  any   prospectus   required  by  Section
                           10(a)(3)  of the  Securities  Act of  1933;
                  (ii)     To  reflect  in the  prospectus  any  facts or events
                           which,   individually   or   together,   represent  a
                           fundamental   change  in  the   information   in  the
                           registration   statement;   and  notwithstanding  the
                           forgoing,  any  increase  or  decrease  in  volume of
                           securities  offered  (if the  total  dollar  value of
                           securities  offered  would not exceed  that which was
                           registered)  and any  deviation  from the low or high
                           end of the estimated  maximum  offering  range may be
                           reflected  in the form of  prospects  filed  with the
                           Commission   pursuant  to  Rule  424(b)  if,  in  the
                           aggregate,  the  changes  in  the  volume  and  price
                           represent  no more than a 20%  change in the  maximum
                           aggregate   offering   price   set   forth   in   the
                           "Calculation  of  Registration   Fee"  table  in  the
                           effective  registration   statement;   and
                  (iii)    To include any material  information  with respect to
                           the plan of distribution not previously  disclosed in
                           the registration  statement or any material change to
                           such information in the registration  statement;
         (2) For determining any liability under the Securities Act of 1933 (the "Securities Act"), to treat each such post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at the time to be
                  the   initial   bona  fide   offering.
         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain
                  unsold   at   the    termination   of   the   offering.

(b) Imdemnification: Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Richmond, B.C., Canada, on December 15, 2003.

                                       SINOPHARM INC., a Nevada corporation

                                       /s/ Mahmoud S. Azix
                                       Mahmoud S. Aziz, Chairman of the Board,
                                       President and Chief Executive Officer


                                       /s/ Jimmy J.F. Jin
                                       Principal Financial Officer, Principal
                                       Accounting Officer, Secretary, Treasurer
                                       and Director


         Pursuant to the requirements of the Securities Act of 1933, the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

         Signature and Title                                  Date


/s/ Mahmoud S. Aziz                                           December 15, 2003
--------------------------------------
Mahmoud S. Aziz, Chairman of the Board,
President and Director


/s/ Jimmy J.F. Jin                                            December 15, 2003
Jimmy J.F. Jin, Director, Principal Financial
Officer, Principal Accounting Officer, Secretary
and Treasurer


/s/ Zahir Popat                                               December 15, 2003
Zahir Popat, Director


/s/ Dr. Radka Milanova                                        December 15, 2003
Dr. Radka Milanova, Director